UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 2, 2006

Date of report (Date of earliest event reported)

CITADEL SECURITY SOFTWARE INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-33491	75-2873882
(State or Other Jurisdiction of	(Commission	(IRS Employer Identification
Incorporation)	File Number)	No.)

TWO LINCOLN CENTRE, 5420 LBJ FREEWAY, SUITE 1600
DALLAS, TEXAS		75240
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 520-9292

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 2, 2006, Citadel Security Software Inc., a Delaware corporation and its subsidiaries (“Citadel”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with McAfee, Inc., a Delaware corporation and a subsidiary (“McAfee”).  The Purchase Agreement provides for the acquisition of substantially all of the assets (the “Assets”) and the assumption of certain identified liabilities (the “Assumed Liabilities”) of Citadel by McAfee (collectively, the “Sale”). The consideration for the purchase of the Assets will be approximately $56,150,000 in immediately available funds. The completion of the Sale is subject to the approval of Citadel’s stockholders and receipt of necessary approvals under United States antitrust laws. The Board of Directors of Citadel approved the Purchase Agreement based in part on the recommendation of a Special Committee comprised entirely of disinterested directors (the “Special Committee”).  Citadel will also receive an operating expense reimbursement of $1.7 million per month less amounts of cash received from its customer billings and invoices after August 1, 2006. The Purchase Agreement contains comprehensive representations, warranties, covenants and indemnifications concerning the proposed transactions. Citadel anticipates that it will make distributions to its common stockholders after payment of all transaction costs, liabilities, preferred stock and other cash payments following expiration of a 30-day indemnification period, and subject to holding back any indemnification or other required amounts.

From and after October 2, 2006, Citadel is subject to a “no-shop” restriction on their ability to solicit third-party proposals, provide information and engage in discussions with third parties. The no-shop provision is subject to a “fiduciary-out” provision that allows Citadel to provide information and participate in discussions with respect to unsolicited superior takeover proposals submitted prior to the approval of the Sale by Citadel’s stockholders.

Citadel may terminate the Purchase Agreement under certain circumstances, including if Citadel’s Board of Directors determines in good faith that it has received a superior proposal, and otherwise complies with certain terms of the Purchase Agreement. In connection with such termination, Citadel must pay a termination fee of $2,320,000 to McAfee. McAfee may also terminate the Purchase Agreement under certain circumstances.

The Special Committee engaged ThinkEquity Partners, LLC (“ThinkEquity”) to provide a fairness opinion to the Special Committee. On October 2, 2006, Think Equity delivered its opinion to the Special Committee that as of the date of the opinion, and subject to the qualifications, limitations and assumptions set forth therein, certain consideration to be received by Citadel pursuant to the Purchase Agreement is fair, from a financial point of view, to Citadel.

Pursuant to an agreement (the “Preferred Holder Agreement”) dated as of October 2, 2006, among Citadel and the holders (the “Holders”) of its Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (collectively, the “Preferred Stock”), the Holders have agreed to accept $18.84 million as payment for the redemption of their shares of Preferred Stock in full satisfaction of any liquidation preference or redemption payment that would otherwise be due to such Holders or their successors or assigns upon completion of the Sale; provided, that the Holders shall be entitled to receive an additional payment of up to $4.71 million if the purchase price for the Assets results in payments to the holders of the Company’s common stock that exceed $19.75 million in the aggregate or $0.57 per share of common stock after payment of taxes, creditors, transaction expenses, the Preferred Stock, and other payments required or permitted under the Purchase Agreement.  Following such additional payment, the Holders and Citadel have agreed that the balance of the proceeds from the Sale, if any, shall be for the benefit of the Company’s common stockholders. The Preferred Holder Agreement terminates on December 29, 2006 if the Sale has not been consummated on or before such date.

Pursuant to the Purchase Agreement, each director and executive officer of Citadel has been required to enter into a support agreement with McAfee in the form filed herewith as Exhibit 10.1 (the “Support Agreements”) with respect to the voting and transfer of all securities of Citadel (including all shares of Citadel common stock and all options, warrants and other rights to acquire shares of Citadel common stock or any other securities of Citadel) (“Securities”) owned by each such person. Pursuant to the Support Agreements, each director and executive officer of Citadel has agreed, until the earlier to occur of the termination of the Purchase Agreement or the consummation of the Sale (the “Expiration Date”), to cause all Securities beneficially owned by him to be voted in favor of the Sale and certain matters related thereto (including the dissolution of Citadel after the completion of the Sale), in favor of the Purchase Agreement and each action contemplated therein, in favor of any matter that could reasonably be expected to facilitate the Sale and certain matters related thereto (and against any matter that is inconsistent with the prompt consummation of the Sale), certain matters related thereto, and the other transactions contemplated by the Purchase Agreement. Pursuant to the Support Agreements, each director and executive officer of Citadel has also agreed that, until the Expiration Date, such person will not (a) cause or permit any transfer of any of his Securities unless the transferee(s) expressly agrees in writing to be bound by the terms of the Support Agreement; (b) deposit (or permit the deposit of) any Securities into a voting trust or grant any proxy, or enter into any voting agreement or similar agreement or arrangement in contravention of his obligations under his Support Agreement with respect to his Securities; (c) take any action to solicit, initiate or encourage any acquisition of Citadel by another entity (an “Acquisition Proposal”), or engage in negotiations or discussions with, or disclose any nonpublic information relating to Citadel or any of its subsidiaries to, or otherwise assist, facilitate or encourage, any person (other than McAfee) that may be considering making, or has made, a Acquisition Proposal; or (d) in his capacity as a stockholder of Citadel, engage in any solicitation of other stockholders of Citadel against the approval of the Sale or any of the other actions contemplated by the Purchase Agreement. Such persons have also delivered an irrevocable proxy to Kevin Weiss and Eric F. Brown, officers of McAfee, Inc. to vote their shares as set forth in the Support Agreements. A schedule setting forth the names of all directors and executive officers of Citadel who have executed a Support Agreement with McAfee and the number of Securities beneficially owned by each such person and subject to the Support Agreements is attached as a schedule to Exhibit 10.1 filed herewith.

Important Additional Information will be Filed with the SEC:

In connection with the proposed Sale and the other transactions contemplated by the Purchase Agreement, including without limitation the potential dissolution of Citadel after the completion of the Sale, Citadel will prepare a proxy statement for the stockholders of Citadel to be filed with the SEC.  Before making any voting decision, the company’s stockholders are urged to read the proxy statement regarding the Sale carefully in its entirety when it becomes available because it will contain important information about the proposed transaction. The Company’s stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Two Lincoln Centre, 5420 LBJ Freeway, Suite 1600, Dallas, Texas 75240, telephone: (214) 520-9292, or from the Company’s website, http://www.citadel.com.

The foregoing description of the Sale and the Purchase Agreement, the Preferred Holder Agreement, and the Support Agreements is qualified in its entirety by reference to the Purchase Agreement, the Preferred Holder Agreement, and the form of the Support Agreements, copies of which are filed herewith as Exhibits 2.1, 4.1 and 10.1, respectively, and such Exhibits are incorporated herein by reference. On October 3, 2006, Citadel issued a press release announcing the Sale and related matters, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits. The following exhibits are filed as part of this report:

2.1                                 Asset Purchase Agreement, dated as of October 2, 2006, by and among Citadel Security Software Inc., Citadel Security Software International, LLC, Canberra Operating, L.P., Canberra, LLC, McAfee, Inc., and McAfee Security, LLC.

4.1                                 Agreement, dated as of October 2, 2006, by and among Citadel Security Software Inc., Satellite Strategic Finance Associates, LLC and Satellite Strategic Finance Partners, Ltd.

10.1                           Form of Support Agreement between each director and executive officer of Citadel Security Software Inc. and McAfee, Inc., dated as of October 2, 2006.

99.1                           Press Release, dated October 3, 2006, issued by Citadel Security Software Inc.

99.2         Press Release, dated October 3, 2006, issued by McAfee, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL SECURITY SOFTWARE INC.

Date: October 3, 2006	By:	/s/	Steven B. Solomon
Steven B. Solomon
Chief Executive Officer

INDEX TO EXHIBITS

2.1                                 Asset Purchase Agreement, dated as of October 2, 2006, by and among Citadel Security Software Inc., Citadel Security Software International, LLC, Canberra Operating, L.P., Canberra, LLC, McAfee, Inc., and McAfee Security, LLC.

4.1                                 Agreement, dated as of October 2, 2006, by and among Citadel Security Software Inc., Satellite Strategic Finance Associates, LLC and Satellite Strategic Finance Partners, Ltd.

10.1                           Form of Support Agreement between each director and executive officer of Citadel Security Software Inc. and McAfee, Inc., dated as of October 2, 2006.

99.1                           Press Release, dated October 3, 2006, issued by Citadel Security Software Inc.

99.2         Press Release, dated October 3, 2006, issued by McAfee, Inc.